                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12



                        MARSH & McLENNAN COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
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     and 0-11.
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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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
              [LOGO]

                                      1997
                                      NOTICE OF ANNUAL MEETING
                                      AND PROXY STATEMENT

     [LOGO]

Dear Marsh & McLennan Stockholder:

    You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc., which will be held at 10:00 a.m. on Wednesday, May 21, 1997 in the auditorium on the second floor at 1221 Avenue of the Americas, New York, New York.

    The major items of business, as outlined in the following Notice of Annual Meeting of Stockholders and Proxy Statement, will be the election of five persons to serve as Class III directors, an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock, the approval of the Marsh & McLennan Companies 1997 Senior Executive Incentive and Stock Award Plan and the ratification of the appointment of Deloitte & Touche LLP as independent public accountants for 1997.

    Whether you plan to come to the Annual Meeting or not, your representation and vote are important and your shares should be voted. Please complete, date, sign and return the enclosed proxy card promptly.

    We look forward to seeing you at the meeting.

Very truly yours,

       [LOGO]

Chairman of the Board                                             March 31, 1997

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT
                                       OF
                        MARSH & MCLENNAN COMPANIES, INC.
                          1166 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10036-2774

    The Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 21, 1997 at 10:00 a.m. (local time) in the second floor auditorium at 1221 Avenue of the Americas, New York, New York for the following purposes:

        (1) To elect five persons to serve as Class III directors;

        (2) To adopt an amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of common stock;

        (3) To approve the Marsh & McLennan Companies 1997 Senior Executive Incentive and Stock Award Plan;

        (4) To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the Company for its fiscal year ending December 31, 1997; and

        (5) To transact such other business as may properly be brought before the meeting.


    Only stockholders of record at the close of business on March 24, 1997 are entitled to vote at the Annual Meeting or any adjournment thereof. As of that date, 72,560,257 shares of common stock were outstanding and entitled to one vote each on all matters submitted to stockholders. A list of stockholders will be available for inspection for at least ten days prior to the Annual Meeting at the principal executive offices of the Company at 1166 Avenue of the Americas, New York, New York.


    This proxy solicitation material is being mailed on or about March 31, 1997 to stockholders as of the record date with a copy of the Company's 1996 Annual Report to Stockholders, which includes financial statements for the period ended December 31, 1996.

    The matters to be acted upon are described in this Notice of Annual Meeting of Stockholders and Proxy Statement. Proxies will be voted at the Annual Meeting, or at any adjournment thereof, at which a quorum is present, in accordance with the directions on the proxy card. The holders of a majority of the Company's common stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting.

    Unless otherwise directed in the proxy, the persons named therein will vote FOR the election of the director nominees listed below, FOR the adoption of the amendment to the Restated Certificate of Incorporation increasing the number of authorized shares of common stock, FOR the approval of the Marsh & McLennan Companies 1997 Senior Executive Incentive and Stock Award Plan and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent public accountants for its fiscal year ending December 31, 1997.

    Directors are elected by a plurality of the votes cast. "Plurality" means that the individuals who receive the largest number of votes cast "For" are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted "For" a particular director (whether as a result of a direction to withhold or a broker nonvote) will not be counted in such director's favor. A broker nonvote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the New York Stock Exchange.

    Adoption of the proposal to amend the Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of the Company's common stock. Accordingly, abstentions and broker nonvotes will have the effect of a negative vote on the proposal.

    All other matters to be acted on at the Annual Meeting require the affirmative vote of a majority of the shares present and entitled to vote at the meeting to constitute the action of the stockholders. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present and entitled to vote for purposes of the preceding sentence.

    As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with applicable provisions of the federal securities laws, the persons named in the proxy will vote according to their best judgment.

                                   DIRECTORS


    The Board of Directors is divided into three classes. The regular terms of office for the Class III, Class I and Class II directors expire at the 1997, 1998 and 1999 annual meetings of stockholders, respectively. Five persons are to be elected at the Annual Meeting to hold office as Class III directors for a term of three years and until their respective successors are elected and qualified. The Class I and Class II directors will not be elected at the Annual Meeting as their respective terms will continue.


    Each director has served as a director of the Company since the year indicated. Mr. R. J. Ventres, a Class III director, is retiring from the Board and is not standing for re-election.

    It is intended that shares represented by the proxies will be voted for the election of all of the Class III nominees listed below. In the unexpected event that any nominee should become unavailable to serve as a director prior to the Annual Meeting for any reason, the persons designated as proxies reserve full discretion to cast their votes for another person whom the Board of Directors of the Company might designate in substitution.

                           NOMINEES FOR CLASS III DIRECTORS
                               (TERMS EXPIRING IN 2000)

                   PETER COSTER                             DIRECTOR SINCE 1988
   [PHOTO]         Mr. Coster, age 57, is President of Mercer Consulting Group, Inc., a
                   subsidiary of the Company. He joined Mercer in 1984 upon its acquisition of a U.K. benefits consulting firm that Mr. Coster had joined in 1962.

                   LAWRENCE J. LASSER                       DIRECTOR SINCE 1987
   [PHOTO]         Mr. Lasser, age 54, is President and Chief Executive Officer of
                   Putnam Investments, Inc., a subsidiary of the Company. He joined
                   Putnam in 1969. Mr. Lasser is a trustee of the various mutual funds managed by Putnam Investment Management, Inc., a subsidiary of the
                   Company. He is a member of the Board of Governors and Executive
                   Committee of the Investment Company Institute, a member of the Board of Overseers of the Museum of Fine Arts (Boston), a Trustee of Beth
                   Israel/Deaconess Medical Center in Boston, a member of the Council on Foreign Relations, and a member of the Board of Directors of the
                   United Way of Massachusetts Bay.

                   RICHARD M. MORROW* **                  DIRECTOR SINCE 1991
   [PHOTO]         Mr. Morrow, age 71, served as Chairman of the Board of Westinghouse
                   Electric Corporation during part of 1993. He retired as Chairman and
                   Chief Executive Officer of Amoco Corporation in 1991. Mr. Morrow is
                   a director of Potlatch Corporation and Seagull Energy Corporation.
                   He is also a trustee of the University of Chicago and
                   Rush-Presbyterian-St. Lukes Medical Center in Chicago.

                   JOHN T. SINNOTT                           DIRECTOR SINCE 1992
   [PHOTO]         Mr. Sinnott, age 57, became President and Chief Executive Officer of
                   Marsh & McLennan, Incorporated, a subsidiary of the Company, in
                   1995, having previously served as President from 1990 and Co-Chief
                   Executive from 1992. He joined Marsh & McLennan, Incorporated in
                   1963. Mr. Sinnott is a trustee of the Insurance Institute of
                   America.

                   FRANK J. TASCO* **                         DIRECTOR SINCE 1979
   [PHOTO]         Mr. Tasco, age 69, retired in 1992 as Chairman of the Board and
                   Chief Executive Officer of the Company, a position he had held since
                   1986. From December 1993 to December 1994, he served as Chairman of
                   Borden, Inc. Mr. Tasco is Chairman of Angram, Inc. and a director of
                   The Travelers Corporation, Travelers/Aetna Property & Casualty
                   Corp., Mid Ocean Limited, New York Telephone Company, and New
                   England Telephone and Telegraph Company.

                             CONTINUING CLASS I DIRECTORS
                               (TERMS EXPIRING IN 1998)

                   LEWIS W. BERNARD***                      DIRECTOR SINCE 1992
   [PHOTO]         Mr. Bernard, age 55, is Chairman of Classroom, Inc., a non-profit educational corporation. He retired in 1991 from Morgan Stanley &
                   Co., Inc. where for almost 30 years he held numerous positions, most recently as chief administrative and financial officer. Mr. Bernard is a trustee or director of the American Museum of Natural History,
                   The Commonwealth Fund, the Harvard Management Company, and the John
                   and Mary R. Markle Foundation.

                   RICHARD H. BLUM                          DIRECTOR SINCE 1985
   [PHOTO]         Mr. Blum, age 58, served as Chairman and Chief Executive Officer of
                   Guy Carpenter & Company, Inc., a subsidiary of the Company, from
                   1990 until January 1996, when he became an executive of the Company.
                   He joined Guy Carpenter in 1958. Mr. Blum is a trustee of The
                   College of Insurance.

                   FRANK J. BORELLI                          DIRECTOR SINCE 1988
   [PHOTO]         Mr. Borelli, age 61, has been Senior Vice President and Chief
                   Financial Officer of the Company since 1984. He is a director of The
                   Interpublic Group of Companies, Inc., Mid Ocean Limited and United
                   Water Resources, Inc. Mr. Borelli is Chairman and a director of the
                   Financial Executives Institute, a director of the Private Sector
                   Council, and a trustee of the New York City Chapter of the National
                   Multiple Sclerosis Society and the Nyack Hospital.

                   ROBERT F. ERBURU**                       DIRECTOR SINCE 1996
   [PHOTO]         Mr. Erburu, age 66, retired as Chairman of the Board of The Times
                   Mirror Company, a Los Angeles-based news and information company, on
                   January 1, 1996, a position he had held since 1986. Mr. Erburu served as Chief Executive Officer of The Times Mirror Company from
                   1981 to 1995. Mr. Erburu is a director of The Times Mirror Company, the Tejon Ranch Company, Cox Communications, Inc., the Pacific
                   Council on International Policy, the Tomas Rivera Center, the Los
                   Angeles Annenberg Metropolitan Project and the Skirball Institute of
                   American Values. He is Chairman of the Board of Trustees of The
                   Huntington Library, Art Collections and Botanical Gardens and of the
                   J. Paul Getty Trust, as well as a trustee of the National Gallery of
                   Art, The Flora and William Hewlett Foundation and The Ahmanson
                   Foundation, and a Fellow of the American Academy of Arts and
                   Sciences. Mr. Erburu is also a member of the Business Council.

                   RAY J. GROVES***                           DIRECTOR SINCE 1994
   [PHOTO]         Mr. Groves, age 61, is Chairman of Legg Mason Merchant Banking, Inc.
                   He retired in 1994 from Ernst & Young where he had held numerous positions for 37 years, including the last 17 years as Chairman and
                   Chief Executive Officer. He is a director of Consolidated Natural
                   Gas Company, Electronic Data Systems Corporation and RJR Nabisco,
                   Inc. Mr. Groves is a member of the Board of Trustees of the Business
                   Council of the United Nations and of the New York Public Policy
                   Institute. He is also a managing director and treasurer of the
                   Metropolitan Opera Association and a trustee of the Ohio State
                   University Foundation.

                   GEORGE PUTNAM                           DIRECTOR SINCE 1987
   [PHOTO]         Mr. Putnam, age 70, is Chairman of Putnam Investment Management,
                   Inc., a subsidiary of the Company, and is Chairman of the Board of
                   Trustees and President of the various mutual funds managed by
                   Putnam. He is a director of The Boston Company, Inc., The Boston
                   Safe Deposit & Trust Company, Freeport-McMoRan, Inc., Houghton
                   Mifflin Company, McMoRan Oil & Gas Inc. and Copper & Gold, Inc. Mr.
                   Putnam is also Chairman of the WGBH Educational Foundation, a trustee of the Museum of Fine Arts (Boston), McLean Hospital,
                   Massachusetts General Hospital, Trustees of Reservations and New
                   England Aquarium, and an overseer of the Boston Museum of Science and Northeastern University.

                             CONTINUING CLASS II DIRECTORS
                               (TERMS EXPIRING IN 1999)

                   ROBERT CLEMENTS                         DIRECTOR SINCE 1981
   [PHOTO]         Mr. Clements, age 64, is Chairman of Risk Capital Holdings, Inc., a
                   public company, and a director of its subsidiary Risk Capital
                   Reinsurance Company. In 1996 he retired as Chairman and Chief
                   Executive Officer of Marsh & McLennan Risk Capital Corp., a
                   subsidiary of the Company, a position he had held since 1994, and presently serves as an advisor to that corporation and a member of its Board of Directors. From 1992 to 1994 he served as President of the Company. Mr. Clements joined Marsh & McLennan, Ltd., a Canadian subsidiary of the Company, in 1959. Mr. Clements is a director of
                   EXEL Limited and Hiscox plc. He is also Chairman of the Board of
                   Trustees of The College of Insurance in New York City and a member of Rand Corp. President's Council.

                   JEFFREY W. GREENBERG                    DIRECTOR SINCE 1996
   [PHOTO]         Mr. Greenberg, age 45, became Chairman and Chief Executive Officer of Marsh & McLennan Risk Capital Corp., a subsidiary of the Company, in April 1996, having served as an executive since 1995. From 1978 to 1995, he was employed by American International Group, Inc., including serving from 1991 as executive vice president with responsibility for its domestic brokerage group. Mr. Greenberg is a director of ACE Limited and a trustee of Brown University, the
                   Spence School in New York City and the Children's Oncology Society
                   of New York.

                   RICHARD S. HICKOK**                      DIRECTOR SINCE 1983
   [PHOTO]         Mr. Hickok, age 71, retired in 1983 from KMG Main Hurdman, Certified
                   Public Accountants, where he had been Chairman. Mr. Hickok is a director of Alpine Lace Brands, Inc., Comstock Resources Inc.,
                   Projectavision, Inc. and Marcam Corporation.

                   DAVID D. HOLBROOK                       DIRECTOR SINCE 1992
   [PHOTO]         Mr. Holbrook, age 58, became Chairman of Marsh & McLennan,
                   Incorporated, a subsidiary of the Company, in 1995, having served as its President from 1988 and its Co-Chief Executive Officer from 1992 to 1994. He joined Marsh & McLennan in 1960. Mr. Holbrook is
                   Chairman of the Board of Directors of The Theatre Development Fund
                   in New York City and a director of Security Equity Life Insurance
                   Company, Security Mutual Life Insurance Company and World Insurance
                   Network, Ltd. He is also a trustee of The Millbrook School,
                   Millbrook, N.Y., St.Luke's/Roosevelt Hospital Center in New York
                   City and the Business Council for the United Nations, and an Advisor
                   to Outward Bound, U.S.A.

                   ADELE SMITH SIMMONS* **                DIRECTOR SINCE 1978
   [PHOTO]         Mrs. Simmons, age 55, has been President of the John D. and
                   Catherine T. MacArthur Foundation since 1989. She is a director of
                   First Chicago/NBD Corporation, the Synergos Institute and the Union
                   of Concerned Scientists.

                   A. J. C. SMITH*                              DIRECTOR SINCE 1977
   [PHOTO]         Mr. Smith, age 62, has been Chairman of the Board and Chief
                   Executive Officer of the Company since 1992. He served as President from 1986 to 1992. He joined William M. Mercer Limited, a Canadian subsidiary of the Company, in 1961. Mr. Smith is a trustee of the various mutual funds managed by Putnam Investment Management, Inc., a subsidiary of the Company. He is also Vice Chairman of the Central
                   Park Conservancy and a member of the Board of Trustees of The
                   Carnegie Hall Society, Inc. and the Educational Broadcasting
                   Corporation in New York City.

------------------------

*   Member of the Executive Committee, of which Mr. Smith is Chairman.

**  Member of the Audit Committee, of which Mr. Hickok is Chairman.


*** Member of the Compensation Committee, of which Mr. Bernard is Chairman. Mr.
    Ventres, a director who is retiring at the Annual Meeting, also has been a member.

INFORMATION REGARDING CERTAIN FUTURE DIRECTORS


    On March 27, 1997, the Company and Johnson & Higgins ("J&H") consumated the recently announced transaction to combine their businesses. In connection with this transaction, the Company has agreed to increase the size of the Company's Board of Directors and to take all actions necessary to elect as directors of the Company three current directors of J&H and a fourth person to be designated who is not affiliated with J&H. Such persons will not become directors of the Company until after the Annual Meeting of the Company. Information regarding the three current directors of J&H is set forth below.


DAVID A. OLSEN

    Mr. Olsen, age 59, is Chairman and Chief Executive Officer of J&H, which he joined in 1966. Mr. Olsen was named President and Chief Operating Officer of J&H in 1987, Chief Executive Officer in 1990 and Chairman in 1991. Upon his election as a director of the Company, Mr. Olsen is expected to retire as an employee and to serve the combined organization as the Company's Vice Chairman until December 31, 1997. Mr. Olsen is a member of the Board of Trustees of Bowdoin College, a director of the New York City Partnership, a trustee and member of the executive committee of the United States Council for International Business, a trustee of The College of Insurance, and a member of the Board and Executive Committee of the American Institute for Chartered Property Casualty Underwriters and the Insurance Institute of America. He is also a member of the boards of U.S. Trust Corporation, GCR Holdings Limited, United Way of New York City and India House, and he serves as Vice Chairman of New York's South Street Seaport Museum, Chairman of its Development Committee and Co-Chairman of the New York Botanical Gardens Business Council.

RICHARD A. NIELSEN

    Mr. Nielsen, age 59, is Vice Chairman of the Board of Directors and Chief Operating Officer of J&H, which he joined in 1965. In addition, he has overall responsibility for global retail brokerage operations, Johnson & Higgins Financial Services, Management Information Systems and benefit consulting activities. Mr. Nielsen was named President and Chief Operating Officer of J&H in 1993 and became Vice Chairman in 1996.

NORMAN BARHAM

    Mr. Barham, age 55, is President of J&H, which he joined in 1975, and has overall responsibility for J&H's practice offices and its reinsurance, wholesale and captive management operations. He is a member of its Executive Committee and also serves on the J&H Retail Operating Committee. Mr. Barham was selected to lead the Johnson & Higgins Global Business Group in 1992 and was elected an Executive Vice President of J&H in 1995 and President in 1996. Mr. Barham is on the boards of New York Downtown Hospital and the New York City Outward Bound Program.

BOARD COMMITTEES AND MEETINGS

    The Executive Committee has all the powers of the Board of Directors, when it is not in session, in the management of the business and affairs of the Company, except as otherwise provided in the Company's by-laws or in resolutions of the Board of Directors and under applicable law. The Executive Committee held two meetings during 1996.

    The Audit Committee submits recommendations to the Board of Directors with respect to the selection of the Company's independent public accountants and on any other matters it deems appropriate. It reviews the annual financial statements of the Company with the Company's independent public accountants, the practices and procedures adopted by the Company in the preparation of such statements, and the independent public accountants' annual scope of audit. The Audit Committee is required to meet at least annually with such accountants and at any time when considered appropriate by the Audit Committee or such accountants. The Audit Committee held six meetings during 1996.

    The Compensation Committee determines the compensation of the Company's Chief Executive Officer, approves the compensation of other senior executives of the Company and approves the retention by the Company of consultants, as may be required, on matters relating to the compensation of the Chief Executive Officer and senior executives of the Company. In addition, the Compensation Committee oversees general compensation policies and practices and administers the Company's stock-based award plans. Pursuant to the Company's by-laws, no member of the Compensation Committee may be an employee of the Company or be eligible to receive grants under any plan that the Compensation Committee administers. The Compensation Committee held six meetings during 1996.

    The Board of Directors conducted six meetings during 1996. The average attendance by directors at the meetings of the Board of Directors and committees thereof was 97% and all directors attended at least 75% of the meetings of the Board of Directors and committees on which they served. The full Board of Directors acts in lieu of a nominating committee.

DIRECTORS' COMPENSATION

    As compensation for their services, Messrs. Bernard, Erburu, Groves, Hickok, Morrow, Putnam, Tasco and Ventres, and Mrs. Simmons, each receive a basic retainer of $40,000 per year. These directors also receive a fee of $1,000, and reimbursement of related expenses for each meeting of the Board of Directors or a committee thereof they attend. The chairman of each committee (other than Mr. Smith as Chairman of the Executive Committee) receives an additional retainer of $5,000 per year; other members of committees receive an additional retainer of $2,000 per year.

    Under the terms of the Company's Directors Stock Compensation Plan, the directors receive twenty-five percent of the basic retainer in shares of the Company's stock at the fair market value thereof on each June 1. The balance of their compensation (including attendance fees and committee retainers) is paid in shares of the Company's stock or cash as the director elects. The directors may defer receipt of all or a portion of their compensation to be paid in shares until the year following either their date of retirement from the Board or a specified earlier date. Upon retirement from the Board, these directors become advisory directors, available for consultation with management, and receive until age 80 an annual amount equal to their Board retainer at the time of retirement.

    The remaining directors receive no specific compensation for their services as directors or members of any committee.

EMPLOYMENT AND CONSULTING AGREEMENTS

    Marsh & McLennan Risk Capital Corp. ("MMRCC"), a wholly-owned subsidiary of the Company, has an employment agreement with Mr. Jeffrey W. Greenberg, its Chairman and Chief Executive Officer (the "Greenberg Agreement"), and a consulting agreement with Mr. Robert Clements, its former Chairman and Chief Executive Officer (the "Clements Agreement"). The Company has guaranteed MMRCC's obligations under these agreements.

    Under the Greenberg Agreement, the term of which expires on September 30, 2000 (and, unless notice is given not later than October 1 of the preceding year, will be extended for annual periods), Mr. Greenberg receives an annual salary of at least $750,000 per year and is eligible to participate in the Company's Senior Management Incentive Compensation Plan. He also is entitled to receive annual awards of restricted stock or restricted stock units of the Company with an aggregate value equal to 65% of his salary and options to acquire 20,000 shares of Company stock. In addition, Mr. Greenberg may receive certain contingent performance payments based on the extent of the Company's investment return and fees from The Trident Partnership, L.P., a Cayman Islands limited partnership ("Trident") for which MMRCC is an investment advisor, relating to the period from October 1, 1995 until he no longer is Chairman and Chief Executive Officer of MMRCC.

    If Mr. Greenberg's employment is terminated by MMRCC (other than for cause or disability) or if he terminates his employment for "Good Reason" (as defined below), Mr. Greenberg will be entitled to receive his base salary for a period of two years after the termination of employment, as well as bonuses (at the annual rate of not less than $750,000), continuation of benefits during such period, and the vesting of unvested stock awards and the contingent performance payments described above.

    Mr. Clements was employed by MMRCC as Chairman and Chief Executive Officer through March 1996. Pursuant to his employment agreement with MMRCC, Mr. Clements received an aggregate salary and bonus for the three-month period ended March 31, 1996 of $400,000. Effective April 1, 1996, the employment agreement was amended and superseded by the Clements Agreement, which provides that Mr. Clements or an entity employing him will be an investment advisor to

MMRCC through September 30, 1997 for a fee at the rate of $2,250,000 per year. Thereafter, for the two-year period ending September 30, 1999, Mr. Clements or such entity is to provide consulting services to MMRCC, the fee for the first year of such period to be $1,000,000 and for the second year to be as agreed to by the parties in good faith reflecting business conditions at the time. In addition, Mr. Clements is entitled, as he was under his employment agreement, to certain performance payments based on the extent to which the Company's annual rate of return on its investment in Trident exceeds 15%.

    The Clements Agreement provides that if Mr. Clements' position is terminated by MMRCC (other than for cause or disability) or by Mr. Clements for "Good Reason" (as defined below), he or such entity will be entitled to receive the fees that would have been received had the termination not occurred, as well as the Trident performance payments described above.

    "Good Reason" is defined in each of the Agreements generally to include a reduction in compensation; the failure to continue the individual in his positions during the employment or advisory period; a change in duties materially inconsistent with the status of those positions; a change in control of the Company (as described in footnote 2 to the "Summary Compensation Table" below) or of MMRCC (defined to mean that the Company no longer owns at least 50% of MMRCC); and, under the Greenberg Agreement, Mr. Greenberg's voluntary termination in 1999 under specified circumstances (in which case, he would receive, in lieu of his base salary and bonus for two years as described above, a cash lump sum of $500,000).


    Pursuant to a separate agreement among Mr. Clements, MMRCC and Marsh & McLennan Risk Capital Holdings, Ltd. ("MMRCH"), a wholly owned subsidiary of the Company, and in recognition of the services provided by Mr. Clements while employed by MMRCC relating to its becoming an advisor to Risk Capital Reinsurance Company and to MMRCH investing in Risk Capital Holdings, Inc., MMRCH transferred to Mr. Clements in September 1996 a warrant to purchase 200,000 shares of common stock of Risk Capital Holdings, Inc. ("Risk Capital Holdings Shares") and placed in escrow an additional warrant to purchase 150,000 Risk Capital Holdings Shares to be transferred to Mr. Clements if the market price of the Risk Capital Holdings Shares should reach a specified threshold. The agreement also provides that Mr. Clements will receive performance payments if revenues received by MMRCC in the years 1998 and 2000 from fees generated by the advisory agreements MMRCC has with each of Risk Capital Holdings, Inc. and Risk Capital Reinsurance Company reach certain levels. The maximum amounts payable to Mr. Clements under these agreements are $750,000 with respect to 1998 and $1,500,000 with respect to 2000.

                               SECURITY OWNERSHIP

    The following table reflects as of February 28, 1997 (except with respect to interests in the Company's Stock Investment Plan and Stock Investment Supplemental Plan, which are as of December 31, 1996) the number of shares of common stock which each director and each named executive officer has reported as owning beneficially or otherwise having a pecuniary interest in, and which all directors, nominees and executive officers of the Company have reported as owning beneficially as a group.


                                                             AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                                           ------------------------------------------------
                                                                        OTHER THAN
                                                           SOLE VOTING  SOLE VOTING  SUBJECT TO
                                                               AND          AND      EXERCISABLE
                                                           INVESTMENT   INVESTMENT     STOCK
NAME                                                          POWER      POWER(2)     OPTIONS      TOTAL
---------------------------------------------------------  -----------  -----------  ----------  ----------
Lewis W. Bernard.........................................       1,000        2,732           --       3,732
Richard H. Blum..........................................      --          109,771       76,500     186,271
Frank J. Borelli.........................................      27,551       42,373       77,500     147,424
Robert Clements..........................................       9,432        4,700      145,000     159,132
Peter Coster.............................................       3,758       37,864       93,750     135,372
Robert F. Erburu.........................................          --          423           --         423
Jeffrey W. Greenberg.....................................       2,344       19,465       17,500      39,309
Ray J. Groves............................................          --        2,293           --       2,293
Richard S. Hickok........................................         900        3,366           --       4,266
David D. Holbrook........................................      20,980       40,614       77,500     139,094
Lawrence J. Lasser.......................................          --       70,500       88,750     159,250
Richard M. Morrow........................................       1,000        4,078           --       5,078
George Putnam............................................     152,452       28,873           --     181,325
Adele Smith Simmons......................................      61,606       48,685           --     110,291
John T. Sinnott..........................................       9,271       50,077       67,500     126,848
A.J.C. Smith.............................................     102,697      113,514      239,000     455,211
Frank J. Tasco...........................................      73,177       37,355      180,000     290,532
R.J. Ventres.............................................       5,232           --           --       5,232
All directors and executive officers as a group,
  including the above (20 individuals)...................     489,854      646,330    1,122,500   2,258,684

------------------------

(1) As of February 28, 1997, no director or named executive officer beneficially owned more than 1% of the outstanding common stock, and all directors and executive officers as a group beneficially owned approximately 2.80% of the outstanding common stock.

(2) Includes the number of shares of common stock: (i) that are held in the form of shares of restricted stock that may in the future vest to such individuals; (ii) that are held indirectly for the benefit of such individuals or jointly, or directly or indirectly for certain members of such individuals' families, with respect to which beneficial ownership in certain cases may be disclaimed; (iii) that represent such individuals' interests in the Company's Stock Investment Plan; and (iv) that are subject to issuance in the future with respect to the Director Stock Compensation Plan, the Stock Investment Supplemental Plan or restricted stock units in the following aggregate amounts: Mr. Bernard, 2,732 shares, Mr. Blum, 22,377 shares, Mr. Borelli, 16,839 shares, Mr. Clements, 3,450 shares, Mr. Coster, 10,504 shares, Mr. Erburu, 423 shares, Mr. Greenberg, 6,315 shares, Mr. Groves, 1,772 shares, Mr. Hickok, 3,266 shares, Mr. Holbrook, 9,980 shares, Mr. Lasser, 19,140 shares, Mr. Morrow, 3,578 shares, Mr. Putnam, 5,873 shares, Mr. Sinnott, 14,074 shares, Mr. Smith, 60,932 shares, Mr. Tasco, 2,697 shares, and all directors and executive officers as a group, 189,176 shares.

    The following table reflects the number of shares of common stock beneficially owned by persons known to the Company to own more than 5% of the outstanding shares:

                                                                              AMOUNT        PERCENT OF COMMON
                                                                            BENEFICIALLY  STOCK OUTSTANDING AT
NAME AND ADDRESS                                                               OWNED        DECEMBER 31, 1996
--------------------------------------------------------------------------  -----------  -----------------------
Marsh & McLennan Companies Stock Investment Plan(1).......................   4,452,671               6.16%
  1166 Avenue of the Americas
    New York, New York 10036
Invesco PLC(2)............................................................   4,485,654               6.20%

------------------------

(1) Under the provisions of the Stock Investment Plan, voting rights are passed through to the employees in proportion to their interests. Unvoted shares will generally be voted by the trustee in proportion to the shares voted. Shares held in the Plan are registered in the name of the Plan's trustee and not in the names of the individual participants. Of the 4,452,671 shares held in the Plan at December 31, 1996, 19,371 or 0.4% were held for directors and executive officers of the Company and are included in the security ownership table above.

(2) Based upon the number of shares listed in a Schedule 13G filed by Invesco PLC, dated February 10, 1997, on behalf of itself and affiliated entities.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth cash and other compensation paid or accrued for services rendered in 1996, 1995 and 1994 to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose cash compensation exceeded $100,000.

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                          ANNUAL COMPENSATION                ----------------------
                             ----------------------------------------------  RESTRICTED SECURITIES
                                                              OTHER ANNUAL     STOCK    UNDERLYING     ALL OTHER
         NAME AND                                             COMPENSATION    AWARDS      OPTIONS    COMPENSATION
    PRINCIPAL POSITION         YEAR     SALARY($)  BONUS($)      ($)(1)       ($)(2)        (#)         ($)(3)
---------------------------  ---------  ---------  ---------  -------------  ---------  -----------  -------------

A.J.C. Smith                      1996  1,200,000    850,000      375,420    1,687,766    50,000          48,000
  Chairman and Chief              1995  1,125,000    775,000      337,348    1,339,208    50,000          45,000
  Executive Officer               1994  1,050,000    775,000      276,406    1,149,659      --            42,000
  Marsh & McLennan
    Companies, Inc.

Lawrence J. Lasser                1996    870,000  9,500,000       --          389,756    20,000         130,500
  President                       1995    820,000  5,500,000*      --        4,537,125    15,000         123,000
  Putnam Investments, Inc.        1994    820,000  10,500,000      --          368,438      --           123,000

Jeffrey W. Greenberg              1996    862,500    600,000       --           43,791    20,000           7,500
  Chairman
  Marsh & McLennan
    Risk Capital Corp.

Peter Coster                      1996    675,000    400,000      214,598      509,498    20,000          27,000
  President                       1995    625,000    350,000      130,037      422,780    15,000          25,000
  Mercer Consulting               1994    595,000    280,000      149,822      375,244      --            23,800
    Group, Inc.

John T. Sinnott                   1996    590,000    400,000      163,983      467,488    15,000          23,600
  President                       1995    560,000    350,000      191,468      289,946    15,000          22,400
  Marsh & McLennan,               1994    525,000    315,000      138,501      237,438      --            21,000
    Incorporated

--------------------------

(*) Mr. Lasser's reported bonus for 1995 reflects an additional $500,000 from the amount reported in 1996, due to his subsequent withdrawal from participation in an insurance program offered by the Company.

(1) Represents the amount of payments in applicable years to the affected individuals to cover tax liabilities arising from the funding of annuities under the Benefit Equalization and Supplemental Retirement Programs, which are part of the United States retirement program.

(2) At December 31, 1996, each individual in the Summary Compensation Table had outstanding shares of restricted stock and restricted stock units with an aggregate value as follows: Mr. Smith, 56,827 shares and 40,743 units worth $5,910,008 and $4,237,272, respectively; Mr. Lasser, 60,780 shares and 25,520 units worth $6,321,120 and $2,654,080, respectively; Mr. Greenberg, 13,000 shares and 3,450 units worth $1,352,000 and $358,800, respectively; Mr. Coster, 27,825 shares and 6,770 units worth $2,893,800 and $704,080, respectively; and Mr. Sinnott, 26,600 shares and 8,359 units worth $2,766,400 and $869,336, respectively. Holders of shares of restricted stock receive the same dividends as those paid on the outstanding shares of common stock and such shares generally vest on the January 1 next following the tenth anniversary of the date of grant. Holders of restricted stock units receive dividend equivalents that are equal in value to dividends paid on the outstanding shares of common stock and such units generally vest three years from the date of grant. Vesting of shares of restricted stock and restricted stock units may be accelerated upon a change in control. "Change in Control" of the Company means generally any "person" owning securities with 50% or more of the voting power of the Company; within a two-year period (with certain exceptions) a change in directors constituting a majority of the Board of Directors; a merger or consolidation of the Company resulting in the Company's stockholders not owning securities with 50% or more of the voting power of the surviving entity; or an agreement for the sale or disposition of all or substantially all of the Company's assets.

   Under the Special Severance Pay Plan, holders of restricted stock or awards in lieu of restricted stock with at least 10 years of service will receive payment in shares of stock upon forfeiture of their award if their employment with the Company terminates. The amount of such payment is based on years of service, with the individual receiving up to a maximum of 90% of the value of the restricted shares after 25 years of service, and is subject to execution of a non-solicitation agreement.

(3) Represents for 1996 (a) Company matching contributions under the Stock Investment Plan of $6,000 each for Messrs. Greenberg and Coster and $4,750 for Mr. Sinnott, and under the Stock Investment Supplemental Plan of $48,000 for Mr. Smith, $1,500 for Mr. Greenberg, $21,000 for Mr. Coster and $18,850 for Mr. Sinnott and (b) contributions by Putnam Investments, Inc. of $22,500 to the Putnam Profit Sharing Retirement Plan and $108,000 to the Putnam Executive Deferred Compensation Plan for Mr. Lasser.

STOCK OPTION GRANTS IN 1996

    The following table sets forth certain information concerning stock options granted during 1996 by the Company to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company.

                                                  INDIVIDUAL GRANTS(1)                    POTENTIAL REALIZABLE
                                   --------------------------------------------------    VALUE AT ASSUMED ANNUAL
                                    NUMBER OF    % OF TOTAL                               RATES OF STOCK PRICE
                                   SECURITIES      OPTIONS                                    APPRECIATION
                                   UNDERLYING    GRANTED TO    EXERCISE                    FOR OPTION TERM(2)
                                     OPTIONS      EMPLOYEES      PRICE    EXPIRATION   ---------------------------
              NAME                   GRANTED       IN 1996      ($/SH)       DATE         5% ($)        10% ($)
---------------------------------  -----------  -------------  ---------  -----------  ------------  -------------

A.J.C. Smith.....................      50,000          3.6%      95.0625     3/20/06      2,989,215      7,575,257

Lawrence J. Lasser...............      20,000          1.5%      95.0625     3/20/06      1,195,686      3,030,103

Jeffrey W. Greenberg.............      20,000          1.5%      95.0625     3/20/06      1,195,686      3,030,103

Peter Coster.....................      20,000          1.5%      95.0625     3/20/06      1,195,686      3,030,103

John T. Sinnott..................      15,000          1.1%      95.0625     3/20/06        896,764      2,272,577

MMC Stockholders(3)..............                                                      4,323,518,821 10,956,645,564

------------------------

(1) The options described above are non-qualified options that become exercisable 25% a year beginning one year from March 21, 1996, the date of grant. The exercise price of these options may be paid in cash or in shares of common stock, including shares of restricted stock. In the event of a change in control of the Company (as described in footnote 2 to the "Summary Compensation Table" above), all stock options will become fully exercisable and vested, and any restrictions contained in the terms and conditions of the option grants shall lapse. If any payments made in connection with a change in control are subject to the excise tax imposed under the Federal tax laws, the Company will increase the option holder's payment as necessary to restore such option holder to the same after-tax position had the excise tax not been imposed.

(2) The dollar amounts are the result of calculations at the 5% and 10% growth rates set by the Securities and Exchange Commission ("SEC"); the rates are not intended to be a forecast of future stock price appreciation. A zero percent stock price growth rate will result in a zero gain for optionees.

(3) The dollar amounts reflected herein are included for comparative purposes to show the gain that would be achieved by the holders of the outstanding common stock at the assumed stock price appreciation rates at the end of the 10-year term of the options granted in 1996 at an exercise price of $95.0625.

AGGREGATED STOCK OPTION EXERCISES IN 1996 AND
  STOCK OPTION VALUE AT DECEMBER 31, 1996

    The following table sets forth certain information concerning stock options exercised during 1996 by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company and the number and value of specified unexercised options at December 31, 1996. The value of unexercised in-the-money stock options at December 31, 1996 shown below is presented pursuant to SEC rules and is based on the December 31, 1996 closing price of the common stock on the New York Stock Exchange of $104.00 per share. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the common stock relative to the exercise price per share at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                                     OPTIONS AT            IN-THE-MONEY OPTIONS
                                     SHARES                      DECEMBER 31, 1996         AT DECEMBER 31, 1996
                                   ACQUIRED ON     VALUE     --------------------------  ------------------------
                                    EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
              NAME                     (#)          ($)          (#)           (#)           ($)          ($)
---------------------------------  -----------  -----------  -----------  -------------  -----------  -----------

A.J.C. Smith.....................      16,375      544,469      201,500       112,500     4,225,844    1,660,156

Lawrence J. Lasser...............      15,000      637,500       71,250        43,750     1,225,078      594,609

Jeffrey W. Greenberg.............      --           --           12,500        57,500       214,063      820,938

Peter Coster.....................       3,000      103,875       78,750        41,250     1,599,141      568,672

John T. Sinnott..................      13,000      461,188       55,000        35,000     1,012,109      511,016

UNITED STATES RETIREMENT PROGRAM

    The Company maintains a United States retirement program consisting of the Marsh & McLennan Companies Retirement Plan, a non-qualified Benefit Equalization Program and a non-qualified Supplemental Retirement Program.

    The following table shows the estimated annual straight-life annuity benefit payable (or in the case of those covered by the Benefit Equalization and Supplemental Retirement Programs, the before-tax equivalents of the after-tax benefits received) under these retirement programs to employees with the specified Maximum Average Salary (average salary over the 60 consecutive months of employment that produces the highest average) and specified years of service upon retirement at age 65, after giving effect to adjustments for Social Security benefits:

                                                                             YEARS OF SERVICE
                         MAXIMUM                           -----------------------------------------------------
                     AVERAGE SALARY                            5         10         20         30         40
---------------------------------------------------------  ---------  ---------  ---------  ---------  ---------

$ 600,000................................................     56,818    113,635    227,270    332,088    392,088

$ 700,000................................................     66,818    133,635    267,270    390,088    460,088

$ 800,000................................................     76,818    153,635    307,270    448,088    528,088

$ 900,000................................................     86,818    173,635    347,270    506,088    596,088

$1,000,000...............................................     96,818    193,635    387,270    564,088    664,088

$1,100,000...............................................    106,818    213,635    427,270    622,088    732,088

$1,200,000...............................................    116,818    233,635    467,270    680,088    800,088

$1,300,000...............................................    126,818    253,635    507,270    738,088    868,088

$1,400,000...............................................    136,818    273,635    547,270    796,088    936,088

    The compensation of participants used to calculate the retirement benefit consists of regular salary as disclosed in the "Salary" column of the Summary Compensation Table and excludes bonuses and other forms of compensation not regularly received. For the five individuals named above, other than Mr. Lasser who participates in the Putnam Profit Sharing and related plans and not in the Company's U.S. retirement program, the 1996 compensation used to calculate the Maximum Average Salary and the number of years of credited service are as follows: Mr. Smith, $1,200,000, 34 years; Mr. Greenberg, $862,500, 1 year; Mr. Coster, $675,000, 35 years; and Mr. Sinnott, $590,000, 34 years.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY, POLICIES AND PLANS FOR EXECUTIVE OFFICERS

    The Company is a professional services firm with businesses having distinct economic characteristics, marketplaces and operating conditions. The leadership position attained over time by the Company's operating subsidiaries in their respective businesses in terms of services rendered, market share, revenue, profitability and rate of growth has been earned largely through the selection, training and development of top caliber executive, managerial and professional talent. Ongoing investment in the firm's human capital has produced favorable long-term returns to Company stockholders. Therefore, it is critical to the ongoing success of the Company that its executives continue to be among the most highly qualified and talented available in their respective businesses to lead the organization in the creation of stockholder value.

    The Compensation Committee of the Board of Directors, all of whose members are disinterested outside directors, is charged by the Company's by-laws with ensuring that the Company's compensation philosophy and policies, which are intended to attract, retain and motivate highly capable and productive employees, are in the Company's best interests. To that end, the Company's executive compensation program is designed to reinforce business strategies, reflect marketplace practices and dynamics, and provide cost and tax effective forms of remuneration. The Committee reviews the program regularly to consider and implement any changes necessary to achieve these ongoing objectives. The Company's pay-for-performance philosophy is implemented through compensation policies and plans intended to enhance financial performance in a highly competitive marketplace, which includes competition from privately-held firms offering attractive equity ownership opportunities. In terms of compensation data, the Committee periodically reviews the levels of executive compensation from a number of general survey sources, with a focus on available pay data relating to professional talent in the Company's businesses. In addition, the Committee periodically evaluates chief executive officer compensation by comparing it to data developed from a selected group of 25-30 major corporations in professional services, diversified financial, banking and insurance sectors. This selective grouping is broader than the peer grouping in the Comparison of Cumulative Total Shareholder Return in order to obtain a meaningful representation of competitive compensation practices and levels for senior executive positions.

    The Chief Executive Officer of the Company heads a group of senior management officers, most of whom are executives of the Company's operating subsidiaries. These senior officers participate in various compensation plans and are paid in accordance with award guidelines and performance criteria that reflect overall Company and individual operating unit performance. The plans, which include short-term and long-term elements, are intended to be retrospective, reflecting prior individual and organizational performance, as well as prospective, providing motivation and rewards for achieving future success. Such compensation is designed to reflect the combined annual and long-term performance of the Company, the operating subsidiary and the employee. Moreover, individual contributions by these executives are assessed in the context of a top management team that views itself as a professional partnership.

SHORT-TERM COMPENSATION (SALARY AND ANNUAL INCENTIVE AWARDS)

    With regard to short-term compensation, salaries are reviewed annually and increases are granted by the Committee on a discretionary basis in consideration of current individual and organizational performance, length of service, affordability and marketplace practices. Organizational performance refers to the business unit's success in achieving business objectives and addressing conditions affecting long-term growth and profits. For participants in the senior management compensation program, salaries are compared to the top quartile of the relevant marketplace, with aggregate annual cash compensation adjusted to reflect Company performance. Salaries accounted for 36% of total compensation (excluding stock options) in 1996 for this group.

    The size of the incentive award pool for senior management cash bonuses is based on profit and reflects the Company's net operating income growth. However, the Committee may, in its sole discretion, authorize a payout of less than the full bonus pool, as it did for 1996. In this regard, a specific target level is not established for the award pool, nor, absent contractual obligations, are minimum award levels guaranteed for bonus recipients. With respect to individual award determinations, such assessments by the Committee are largely judgmental, not formulaic, and reflect the executive's managerial and professional role within the organization, relative contribution (compared with the internal peer group) to the firm's earnings growth, and marketplace compensation levels. For 1996, bonus awards at Putnam Investments, Inc. reflected continued exceptional financial performance of that business, while awards to executives in the Company's other businesses were, on average, four percentage points above 1995 (as a percentage of salary). For the Company's senior management group, individual bonuses constituted 44% of total compensation (excluding stock options) for 1996.

LONG-TERM COMPENSATION (RESTRICTED STOCK, RESTRICTED STOCK UNIT AND STOCK OPTION
  AWARDS)

    It is the Committee's strong belief that the continuing success of the Company is dependent on the effective retention and motivation of its executives. Accordingly, long-term compensation is designed to recognize the individual's past and potential contributions to the organization, and to link the executive's financial interests with those of the Company's stockholders by fostering Company stock ownership. Such equity ownership opportunities for Company executives are made available through stockholder-approved plans that provide for restricted stock, restricted stock unit and stock option grants. Moreover, in order to help promote retention of key talent through stock ownership that is at risk, ownership rights to restricted stock, restricted stock units and stock options are acquired over time. In addition, under a voluntary deferral program, a supplemental equity award with vesting requirements may be granted as an incentive for long-term stock ownership.

    Within this framework, absent a contractual obligation, the size of each executive's equity grants is determined at the sole discretion of the Committee. Such determinations include consideration of the Company's future profit performance expectations and the individual's organizational role, current performance and potential to contribute to the long-term success of the Company, as well as a review of competitive practices on which award guidelines are based. These considerations, and not prior stock-based awards or Company stock ownership targets, determine the size of stock grants to individuals.

    Most members of the senior management group are eligible to receive annual discretionary restricted stock grants on the basis described above. In 1996, such awards for this group accounted for 16% (including supplemental equity awards as described above) of total compensation (excluding stock options).

    A select number of participants from the executive group are also eligible for an annual discretionary grant of restricted stock units, which are deferred stock-based awards. The awards reflect the Company's earnings and growth, with individual grants based on the subjective factors outlined above including each executive's organizational level and performance. Historically, the grant value of individual awards has ranged from approximately 50% to 150% of the executive's cash bonus. Units earned are distributable in shares and generally vest after completion of three years of service from the date of grant. The restricted stock units granted in 1996 made up 4% of total compensation (excluding stock options) for the year.

    Stock options are another element of senior management compensation. Options were generally granted on a three year cycle until 1995 when annual grants were instituted. Award size guidelines were adjusted proportionately to reflect more frequent grants. Such grants are made without reference to present holdings of unexercised options or appreciation thereon. The size of an individual grant reflects the factors discussed above including organizational level, performance and marketplace practices.

TAX CONSIDERATIONS

    As noted above, the Company's executive compensation program is designed to be cost and tax effective. The Committee's policy is to take actions that it deems to be in the best interest of the Company and its stockholders, recognizing, however, that payment of compensation may not in all instances qualify for tax deductibility because of the restrictions set forth in Section 162(m) of the Internal Revenue Code.

BASIS FOR CEO COMPENSATION

    Both the quantitative and qualitative criteria referenced above are applied in assessing the performance and determining the compensation of the Chairman and Chief Executive Officer of the

Company, A.J.C. Smith. The current and long-term financial performance of the Company-- information which is available to all Company stockholders--are major factors in arriving at the compensation determinations made by the Committee relative to Mr. Smith. Consideration is also given to his leadership and impact on the long-term health and performance of the Company.

    On January 1, 1996, Mr. Smith's annual base salary was increased by $75,000, or 6.7%, from its previous level of $1,125,000, as part of the Company's annual consideration of merit increases. With regard to cash bonus, Mr. Smith participates in the same Company annual incentive plan as other senior management officers. His 1996 award under the plan was $850,000. Based on the previously referenced review of chief executive officer compensation for 1995 (latest data available), Mr. Smith's 1996 cash compensation was positioned at about the 45th percentile of the 1995 market survey group.

    In connection with long-term compensation, Mr. Smith was granted 5,700 shares of restricted stock in 1996 under terms previously described. In addition, Mr. Smith was granted 11,500 restricted stock units in connection with his 1995 cash bonus award. He also was granted 1,650 restricted stock units for deferring receipt of vested shares of restricted stock. The combined value of his restricted stock and restricted stock unit grants was $1,687,766. Based on the data regarding chief executive officers described above, Mr. Smith's 1996 long-term compensation (including any long-term incentive plan payouts but excluding stock options) was at about the 65th percentile of the 1995 survey market. Mr. Smith was granted 50,000 stock options during 1996, and the size of this grant approximated the 70th percentile of the 1995 survey market.

    Total compensation for Mr. Smith, which includes all elements of pay from the Summary Compensation Table except stock option grants, was $4,161,186 in 1996. Based on the data from the comparison group referenced above, such compensation for Mr. Smith was at about the 55th percentile of the 1995 survey market.

Lewis W. Bernard                   Ray J. Groves                   R. J. Ventres

               COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

    The following graph compares the Company's cumulative total stockholder return on its common stock (assuming reinvestment of dividends) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on two Company-constructed composite industry indices, consisting of (i) Alexander & Alexander Services Inc., Aon Corporation, Arthur J. Gallagher & Co., Sedgwick Group PLC and Willis Corroon Group PLC, (collectively, "Peer 1"), and (ii) all of the companies in the Peer 1 index plus two publicly traded investment management companies, Franklin Resources, Inc. and T. Rowe Price Associates, Inc. (collectively, "Peer 2"), over the five-year period from December 31, 1991 through December 31, 1996. The Peer 1 index, which has heretofore been used by the Company, is being superseded by the Peer 2 index in recognition of the increased contribution being made by the Company's investment management business to the overall performance of the Company. In accordance with SEC requirements, this year's graph includes both the superseded Peer 1 index and the new Peer 2 index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                    1991       1992       1993       1994       1995       1996
Company                                                                $100       $116       $106       $107       $124       $151
S&P 500                                                                $100       $108       $118       $120       $165       $203
Peer 1                                                                 $100       $103       $112       $104       $150       $204
Peer 2                                                                 $100       $108       $127       $114       $166       $239
Assumes $100 invested on December 31, 1991 with dividends
reinvested

           TRANSACTIONS WITH MANAGEMENT AND OTHERS; OTHER INFORMATION

    During 1996, subsidiaries of the Company employed in the ordinary course of business individuals related to executive officers and directors of the Company. In addition, corporations and other entities with which directors are or were associated had insurance or other transactions with the Company and certain of its subsidiaries and affiliates in the ordinary course of business, all of which transactions were on substantially the same terms as those prevailing at the time for comparable transactions with others. None of such insurance or other transactions involved during 1996, or is expected to involve in 1997, payments to the Company and its subsidiaries and affiliates for property or services in excess of 5% of the Company's consolidated gross revenue during 1996.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the common stock of the Company, to file with the SEC and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock of the Company. Such persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1996 all Section 16(a) filing requirements applicable to such individuals were complied with except for a report covering one transaction filed late by Mr. Holbrook.


          PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

    The Board of Directors has unanimously approved an amendment to the first paragraph of Article FOURTH of the Company's Restated Certificate of Incorporation to increase the aggregate number of shares of the Company's common stock which the Company is authorized to issue from 200,000,000 to 400,000,000. The Company's authorized preferred stock of 6,000,000 shares will remain unchanged. The complete text of the proposed amendment is attached to this Proxy Statement as Exhibit A.


    As of February 28, 1997 the Company had 72,700,750 shares of common stock issued and outstanding and approximately 9,613,000 shares committed to be issued under the Company's various employee benefit and compensation plans. With approximately 9,830,000 shares allocated for issuance following the closing of the business combination with Johnson & Higgins, the remaining number of authorized shares of common stock available for issuance is approximately 107,856,250. By amending the Restated Certificate of Incorporation to authorize an additional 200,000,000 shares of common stock, the Board of Directors would have available the number of shares necessary to meet the Company's future needs without experiencing the time delay of having to seek stockholder approval. The additional shares proposed to be authorized would be issuable from time to time for any corporate purpose, including stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sale for cash as a means of raising capital. The Company does not at this time have any understanding, arrangement or agreement pursuant to which any of the additional shares to be authorized would be issued.

    If approved by the stockholders, the proposed increase in the number of authorized shares of common stock could have the effect of making it more difficult for another party to gain control of the Company on an unfriendly basis, since the Company could issue such additional shares to a third party. The Company knows of no party with intentions of gaining control of the Company and the Company has no present plans for selling such shares in connection with such a situation. Rather, the Company believes that approval by the Company's stockholders of the proposed amendment will provide the Board of Directors with flexibility and will enhance its ability to respond to various corporate opportunities which may arise in the future.

    Although the purpose of seeking an increase in the number of authorized shares of common stock is not intended for anti-takeover purposes, SEC rules require disclosure of charter, by-law and other provisions that could have an anti-takeover effect. These include: (i) a classified Board of Directors providing for three classes of directors serving three-year terms; (ii) Board authority to issue one or more series of preferred stock on terms to be designated by the Board of Directors, (iii) a fair price provision requiring a supermajority vote for certain business combination transactions involving a significant shareholder; (iv) a prohibition on shareholder actions by written consent; (v) an advance notice provision; and (vi) a shareholder rights plan.

    Under Delaware law, the favorable vote of the holders of a majority of the outstanding shares of common stock will be required to enact the proposed amendment. The amendment to Article FOURTH does not alter the rights and privileges of the Company's outstanding shares or the manner in which the Board of Directors may authorize the issuance of additional shares of common or preferred stock. Holders of the Company's common shares have no preemptive rights and current stockholders would not have any preferential right to purchase any of the additional common shares.

  PROPOSAL TO APPROVE THE 1997 SENIOR EXECUTIVE INCENTIVE AND STOCK AWARD PLAN


    The Board of Directors of the Company has placed on the agenda for the Annual Meeting a proposal to approve the Marsh & McLennan Companies 1997 Senior Executive Incentive and Stock Award Plan (the "Plan", sometimes referred to as the "1997 Plan"). The Plan was adopted by the Company's Board of Directors at its meeting on March 20, 1997. The affirmative vote of a majority of the Company's shares of common stock present and entitled to vote at the Annual Meeting is required to approve this proposal. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the proposal to approve the Plan, which is described below.



    The following summary of certain features of the Plan is qualified in its entirety by reference to the full text of the Plan, which has been filed with the SEC as an exhibit to the Company's 1996 Annual Report on Form 10-K.


GENERAL


    The purpose of the Plan is to advance the interests of the Company and its stockholders by providing a means to attract, retain and motivate senior executives of the Company and its subsidiaries and affiliates and to qualify certain performance awards for tax deductibility under the exception for performance based compensation contained in Section 162(m) of the United States Internal Revenue Code (the "Code"). The 1997 Plan is intended to replace, in part, the 1992 Incentive and Stock Award Plan (the "1992 Plan"), under which approximately 2,700 officers and employees have participated and which expires by its terms in May 1997. The 1997 Plan would be limited to senior executives. The Company expects the Board of Directors to adopt an additional stock award plan as a replacement for the 1992 Plan with respect to those employees, including officers, who do not participate in the 1997 Plan. Awards relating to not more than two million, five hundred thousand (2,500,000) shares of common stock, plus such number of shares remaining unused under pre-existing stock plans approved by the Company's stockholders, may be made over the life of the Plan. Senior executives of the Company, its subsidiaries and affiliates will be eligible to be granted awards under the 1997 Plan. It is expected that approximately 50 senior executives shall be eligible to receive awards under the 1997 Plan. The Compensation Committee of the Board of Directors (the "Compensation Committee") will determine which eligible senior executives will receive awards, the types of awards to be received and the terms and conditions thereof. Although there is no explicit formula for making such awards, guidelines exist and the past and potential performance of the employee may be considered in making such decisions.

ADMINISTRATION

    The Plan will be administered by the Compensation Committee. None of the members of the Compensation Committee may participate in the Plan. At any time that a member of the Compensation Committee is not a "Non-Employee Director" within the meaning of Rule 16b(3) of the Securities Exchange Act of 1934 (the "Exchange Act") or an "outside director" for purposes of Section 162(m) of the Code (together, a "Qualified Member"), any action relating to an award to be granted to a participant who is then subject to Section 16 of the Exchange Act or relating to an award intended to constitute "qualified performance based compensation" for purposes of Section 162(m) of the Code, may be taken either
(i) by a subcommittee composed solely of two or more Qualified Members or (ii) by the entire Compensation Committee with any members who are not Qualified Members abstaining. The Compensation Committee may grant any type of award permitted under the terms of the Plan, including stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units payable in Company common stock or cash, stock awards in lieu of cash awards, dividend equivalents, performance awards (including unit-based awards) and other awards payable in or based on the common stock or other securities of the Company or a subsidiary or affiliate.

ANNUAL LIMIT

    For each fiscal year a participant may not be granted stock options, SARs and stock-based performance awards, in the aggregate, relating to more than one million shares of common stock (subject to adjustment) of the Company. In the case of a performance award not relating to the Company's common stock, the maximum payment to a participant for any fiscal year may not exceed the greater of the fair market value of the number of shares of the common stock of the Company specified in the preceding sentence at the date of grant or the date of settlement of such award.

STOCK OPTIONS

    At the discretion of the Compensation Committee, stock options may be granted under the Plan and may be incentive stock options ("ISOs"), as defined in the Code, or non-qualified stock options. The Compensation Committee shall determine at the date of grant or thereafter the term of the option, the time or times at which an option may be exercised, the methods by which such exercise price may be paid, the form of such payment, including without limitation, cash, stock, shares or units valued by reference to shares issued under any other plan of the Company or a subsidiary or affiliate, or notes or other property, and the methods by which such stock will be delivered to participants. Except under certain limited circumstances in connection with substitutions of awards under other Company plans or plans of acquired companies as described in the Plan, no stock option may be granted under the Plan with an exercise price of less than the Fair Market Value (as defined below) of the stock at the time that the stock option is granted. For the purposes of the Plan, the Fair Market Value of Stock as of any given date generally shall mean the per share value of stock as determined by using the mean between the high and low selling prices of such stock on the immediately preceding date as reported on the New York Stock Exchange Composite Transactions table in The Wall Street Journal. On March 24, 1997, the stock closed at $120 1/2 on the New York Stock Exchange.


SARS

    The Compensation Committee is also authorized to grant SARs to participants in the Plan. An SAR shall confer on the participant a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of stock on the date of exercise, over (B) the grant price of the SAR, which shall be not less than the Fair Market Value of one share of stock on the date of grant (or, in the case of an SAR granted in tandem with an option, the exercise price of the underlying option). In addition, the Compensation Committee shall determine, at the time of grant or thereafter, the term of the SAR, the time or times at which an SAR may be exercised, the method of exercise, the method of settlement, the form of consideration payable in settlement, the method by which stock will be delivered to participants, whether or not an SAR will be in tandem with any other award, and any other terms and conditions of any SAR.

    Under the Code, the grant of stock options and SARs is not a taxable event to either the recipient or the Company. If an ISO is exercised and the shares upon the exercise thereof are held for at least one year after the exercise and two years after the grant of the option, the optionee will not incur any tax liability by reason of the exercise and may treat the difference between the exercise price and the sale price of the shares as a long-term capital gain, and the Company will receive no deduction. If shares of stock received on the exercise of an ISO are sold less than one year after exercise or two years after the grant of such option, a disqualifying disposition will occur and the optionee will recognize ordinary taxable income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of exercise or the amount realized on the subsequent sale, and the Company may deduct the amount of such ordinary income recognized by the optionee. The difference between the sale price realized by reason of a disqualifying disposition and the fair market value of the stock on the date of exercise will be treated as a long-term or short-term capital gain or loss as appropriate. For purposes of the alternative minimum tax, upon exercise of an ISO, the difference between the exercise price and the fair market value of the stock on the date of exercise will be a tax preference item.

    In the case of a non-qualified stock option, the optionee, upon exercise of the option, will recognize ordinary income in the amount equal to the difference between the then fair market value of the stock acquired and the exercise price of the option, and the Company may deduct the amount of such ordinary income recognized by the optionee. Upon the exercise of an SAR payable in cash or stock, the holder will recognize ordinary income in the amount of the cash plus the fair market value of any stock received, and the Company may deduct the amount of such ordinary income recognized by the holder.

RESTRICTED STOCK

    Restricted stock may also be awarded under the Plan, and shall be subject to such restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose at the date of grant or thereafter. The Compensation Committee may also determine when and under what circumstances the restrictions may lapse and whether the participant shall have the rights of a stockholder, including, without limitation, the right to vote and receive dividends. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions shall be forfeited upon termination of employment, provided, however, that the Compensation Committee may waive restrictions or forfeiture conditions in certain instances. The grant of a restricted stock award is not a taxable event to either recipient or the Company under U.S. law, unless the recipient elects to be taxed at the time of award. In the absence of such an election, when an award vests in a recipient, in whole or in part, he or she will recognize ordinary income in an amount equal to the fair market value of the shares as to which vesting occurs and the Company will generally be entitled to a corresponding deduction.

RESTRICTED STOCK UNITS

    Restricted stock units, payable in stock or cash, may be awarded under the Plan. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the shares of stock shall vest and be paid and upon what terms the units shall be forfeited. A participant will recognize as ordinary income, on the date of payment, the amount of cash and the fair market value of other property received in payment of such units, and the Company may generally deduct the amount of taxable income recognized by the participant.

OTHER AWARDS

    The Compensation Committee may grant other awards under the terms of the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, the common stock of the Company or other securities, including securities of a subsidiary or affiliate. The Compensation Committee may grant unit-based awards with value or payment contingent upon performance of the Company, a subsidiary, affiliate or upon any other factor or performance condition designated by the Compensation Committee. The Compensation Committee shall determine the terms and conditions of such awards at the date of grant or thereafter.

    Under the Plan, the Compensation Committee may also grant stock as a bonus or in lieu of cash awarded under other plans, dividend equivalents and other stock-based or cash awards with or without restrictions. Such awards will be taxable as ordinary income to the participants upon payment, and the Company will generally be able to deduct the amount of taxable income recognized by the participant.

PERFORMANCE GOALS

    Awards granted under the Plan may be subject to certain performance conditions as may be specified by the Compensation Committee. The Compensation Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any award subject to performance conditions, except as limited by the terms of the Plan in the case of a performance award intended to qualify under Section 162(m) of the Code.

    If the Compensation Committee determines that a performance award to be granted to a person, who is designated as likely to be a "covered employee" (as defined in Section 162(m) of the Code), should qualify as "qualified performance-based compensation" for purposes of Code Section 162(m), the grant, exercise and/or settlement of such award shall be contingent upon achievement of preestablished performance goals and other terms set forth in the Plan. Performance goals for such awards shall consist of one or more business criteria for the Company and/or a specified subsidiary, affiliate, business unit or business venture and a target level or levels of performance with respect to each such criteria. The business criteria selected by the Compensation Committee may include, (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on assets, return on investment, return on capital, return on equity; (6) identification and/or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans; (7) operating margin; (8) net income; net operating income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating earnings; (9) total stockholder return; and (10) any of the above goals as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor's 500 Stock Index or other indexes or groups of comparable companies referenced above under the section entitled "Comparison of Cumulative Total Stockholder Return".

CHANGE IN CONTROL

    The Plan generally provides that in the event of a change in control of the Company, an award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested, and the restrictions, deferral limitations and forfeiture conditions applicable to any other awards shall lapse and such awards shall be deemed fully vested, any performance conditions shall be deemed to be fully achieved and payment of such awards shall be made in accordance with the terms of the award agreements. For the purposes of the Plan, a "change in control" shall be deemed to have occurred if (i) any "person" (as defined in the Plan), other than the Company, a trustee or other fiduciary holding securities under an employee benefit plan of the Company or certain affiliates of the Company, is or becomes the beneficial owner, directly or indirectly of fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (iii) the stockholders approve a merger or consolidation of the Company with any other corporation, other than certain designated transactions; or (iv) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale of all or substantially all of the assets of the Company. In addition, in the event that any payment made in connection with a change in control is subjected to the excise tax imposed under
Section 4999 of the Code, the Company will increase the participant's payment as necessary to restore such participant to the same after-tax position he or she would have been in if the excise tax had not been imposed.

AMENDMENT, TERMINATION

    The Board of Directors may amend, alter, suspend, discontinue or terminate the Plan or the Compensation Committee's authority to grant awards thereunder without the consent of stockholders or participants unless stockholder approval is required by law, regulation or rules of any stock exchange on which the stock is listed. In addition, without the consent of an affected participant, no amendment, alteration, suspension, discontinuation or termination of the Plan may materially adversely affect the rights of such participant under any award granted to him or her. Following the occurrence of a change in control, the Board may not terminate or amend the Plan in any manner adverse to employees.

    Awards to be made under the terms of the Plan are not presently determinable. The "Summary Compensation Table" above sets forth awards made under the 1992 Plan to the named executive officers during the past three years.


    The Plan shall become effective upon receipt of the affirmative vote of a majority of the shares of common stock of the Company present and entitled to vote at the Annual Meeting.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Deloitte & Touche LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1997. Deloitte & Touche LLP acted as the Company's independent public accountants for the fiscal year ended December 31, 1996. Representatives of Deloitte & Touche LLP will attend the Annual Meeting, will have an opportunity to make a statement if desiring to do so and will be available to answer any pertinent questions.

                            SOLICITATION OF PROXIES

    The Board of Directors of the Company hereby solicits proxies for use at the 1997 Annual Meeting and at any adjournment thereof. Stockholders who execute a proxy may still attend the Annual Meeting and vote in person. A proxy may be revoked at any time before it is voted by giving to the Secretary of the Company, at the Company's principal executive offices indicated above, written notice bearing a later date than the proxy, by submission of a later dated proxy or by voting in person at the Annual Meeting. Executors, administrators, trustees, guardians, attorneys and other representatives should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated. Mere attendance at the Annual Meeting will not revoke a proxy which was previously submitted to the Company.

    The cost of this proxy solicitation is borne directly by the Company. Georgeson & Company Inc. has been retained to assist in the proxy solicitation at a fee of approximately $15,000, plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally, by telephone and by facsimile by the Company's directors, officers and other employees. Such persons will receive no additional compensation for such services. The Company will also request brokers and other nominees to forward soliciting material to the beneficial owners of shares which are held of record by them, and will pay the necessary expenses.

                        STOCKHOLDER AND OTHER PROPOSALS

    Stockholders who wish to present a proposal at the 1998 Annual Meeting of Stockholders of the Company must submit such proposal in writing to the Company in care of the Secretary of the Company on or before November 28, 1997 to be considered for inclusion in the proxy materials for that meeting. In addition, the by-laws of the Company contain requirements relating to the timing and content of the notice which stockholders must provide to the Secretary for any nomination or matter to be properly presented at a stockholders meeting.

By order of the Board of Directors,

/s/ Gregory Van Gundy

Gregory Van Gundy

Secretary

                                                                       EXHIBIT A

                  PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                        MARSH & MCLENNAN COMPANIES, INC.

                      INCREASE IN AUTHORIZED CAPITAL STOCK

    Article FOURTH of the Restated Certificate of Incorporation is proposed to be amended by revising the first paragraph of Article FOURTH to read in its entirety as follows:

    FOURTH. The total number of shares of stock which the Corporation has the authority to issue is 406,000,000 of which 6,000,000 are shares of Preferred Stock with a par value of one dollar per share (hereinafter sometimes referred to as "Preferred Stock"), and 400,000,000 are shares of Common Stock with a par value of one dollar per share (hereinafter sometimes referred to as "Common Stock").

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, New York 10036-2774



                                              MARSH & McLENNAN COMPANIES, INC.
                        PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY   [ ]

1997                                      For  Withhold   For All
                                          All     All     Except
P 1. Election of Directors:               |  |      |  |      |  |
     Peter Coster, Lawrence J. Lasser,    |  |      |  |      |  |
R    Richard M. Morrow,
     John T. Sinnott, Frank J. Tasco                                 ___________________________
O                                                                         Nominee Exception(s)

X                                         For    Against   Abstain                                        For  Against Abstain
  2. Adoption of the amendment to the
Y    Restated Certificate of             |  |      |  |      |  |  3. Approval of the 1997 Senior Executive | |    | |     | |
     Incorporation increasing the        |  |      |  |      |  |     Incentive and Stock Award Plan        | |    | |     | |
     authorized shares of common stock.

                                                                                                         For  Against Abstain
                                                                   4. Ratification of Deloitte & Touche     | |    | |     | |
                                                                      LLP as auditors for 1997              | |    | |     | |

                                                                   SIGN HERE AS NAME(S) APPEAR ON CARD
                                                                   Date:______________________________, 1997
                                                                   ___________________________________

                                                                   The signer hereby revokes all proxies heretofore given by
                                                                   the signer to vote at said meeting or any adjournments
                                                                   thereof. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, THEY WILL BE VOTED FOR
ITEMS 1, 2, 3 AND 4.
                          PLEASE RETURN THIS CARD PROMPTLY USING THE ACCOMPANYING ENVELOPE



------------------------------------------------------------------------------------------------------------------------------------
                                            FOLD AND DETACH HERE

                                           YOUR VOTE IS IMPORTANT
                        PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY
                                         USING THE ENCLOSED ENVELOPE



PROXY                   MARSH & McLENNAN COMPANIES, INC.                 PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           FOR THE 1997 ANNUAL MEETING


  The undersigned hereby appoints A.J.C. Smith and Gregory Van Gundy proxies (each with power to act alone and with the power of substitution) of the undersigned to vote as directed on the reverse side all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc. to be held on Wednesday, May 21, 1997 at 10:00 a.m. (New York City time) in the Auditorium, 2nd Floor, 1221 Avenue of the Americas, New York, New York and at any adjournment thereof.

            IMPORTANT--This proxy must be signed and dated on the reverse side.



                                              MARSH & McLENNAN COMPANIES, INC.
                        PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY   [ ]

1997                                      For     Withhold   For All
                                          All        All     Except
  1. Election of Directors:               |  |      |  |      |  |
     Peter Coster, Lawrence J. Lasser,    |  |      |  |      |  |
     Richard M. Morrow,
     John T. Sinnott, Frank J. Tasco                                 ___________________________
                                                                        Nominee Exception(s)

                                         For    Against   Abstain                                        For  Against Abstain
  2. Adoption of the amendment to the
     Restated Certificate of             |  |      |  |      |  |  3. Approval of the 1997 Senior Executive | |    | |     | |
     Incorporation increasing the        |  |      |  |      |  |     Incentive and Stock Award Plan        | |    | |     | |
     authorized shares of common stock.

                                                                                                         For  Against Abstain
                                                                   4. Ratification of Deloitte & Touche     | |    | |     | |
                                                                      LLP as auditors for 1997              | |    | |     | |

                                                                   SIGN HERE AS NAME(S) APPEAR ON CARD
                                                                   Date:______________________________, 1997
                                                                   ___________________________________

                                                                   The signer hereby revokes all proxies heretofore given by
                                                                   the signer to vote at said meeting or any adjournments
                                                                   thereof. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

THE ALLOCATED SHARES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTIONS ARE MADE, THEY WILL BE VOTED
FOR ITEMS 1, 2, 3 AND 4.
                         PLEASE RETURN THIS CARD PROMPTLY USING THE ACCOMPANYING ENVELOPE




------------------------------------------------------------------------------------------------------------------------------------
                                           FOLD AND DETACH HERE
                                          YOUR VOTE IS IMPORTANT

                           PLEASE MARK, DATE, SIGN AND RETURN THIS CARD PROMPTLY
                                        USING THE ENCLOSED ENVELOPE
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                      CONFIDENTIAL VOTING INSTRUCTIONS
             MARSH & McLENNAN COMPANIES STOCK INVESTMENT PLAN
                      MARSH & McLENNAN COMPANIES, INC.
               ANNUAL MEETING OF STOCKHOLDERS, MAY 21, 1997

    By signing and returning this card, the undersigned directs Bankers Trust
Company, Trustee under the Marsh & McLennan Companies Stock Investment Plan, to vote in person or by proxy all shares of stock of Marsh & McLennan
Companies, Inc. (the "Company") allocated to the undersigned under said Plan upon all matters at the Annual Meeting of Stockholders of the Company on May
21, 1997 and at any adjournment thereof.

    Provided this card is received by May 16, 1997, voting rights will be exercised by the Trustee as directed or, if not specifically directed, FOR the items stated herein. Under the Plan, the Trustee shall vote all other shares in the same proportion as those shares for which it has received a signed instruction card.